EXHIBIT 3.13

                         CERTIFICATE OF AMENDMENT TO THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                          FOODARAMA SUPERMARKETS, INC.

To:   Department of the Treasury
      State of New Jersey

      This is to certify that the Restated Certificate of Incorporation of Foodarama Supermarkets, Inc. (herein referred to as the "Corporation"), which was filed and recorded with the Department of the Treasury of the State of New Jersey on May 15, 1970, as amended by Certificates of Amendment filed on October 17, 1986, May 12, 1987, February 16, 1993, May 20, 1996 and May 14, 2002, is
hereby further amended, pursuant to the provisions of N.J. Stat. Ann. ss.14A:9-2 and ss.14A:9-2 of the New Jersey Business Corporation Act, as follows:

ARTICLE I NAME OF CORPORATION.

      The name of the Corporation is Foodarama Supermarkets, Inc.

ARTICLE II DATE OF ADOPTION AND TEXT OF AMENDMENTS.

      The following amendment (the "Amendment") to the Restated Certificate of Incorporation of the Corporation, as amended, was adopted by the shareholders of the Corporation (the "Shareholders") by a vote of two-thirds of the combined voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at the Corporation's Annual Meeting of Shareholders, which was held on April 30, 2003.

      Article Sixth of the Corporation's Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

      The number of directors of the Corporation shall be the number, not less than three (3) nor more than eleven (11), fixed from time to time by the Board of Directors. The term of office of directors shall expire at each annual meeting of shareholders, and in all cases as to each director until his successor shall be elected and shall qualify (except in cases where no successor is elected due to a reduction in the size of the Board of Directors) or until his earlier resignation, removal from office, death or incapacity. Vacancies, including vacancies created by an increase in the size of the Board of Directors, shall be filled by the affirmative vote of a majority of the remaining Board of Directors, though less than a quorum, and any such director so elected shall hold office until the next succeeding annual meeting of shareholders. A majority of the directors shall constitute a quorum for the transaction of business, unless the bylaws shall provide that a different number shall constitute a quorum, which in no case shall be less than one-third of the total number of directors, nor less than two directors.


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      Any election or removal of a director by the Corporation's shareholders shall be undertaken by a vote of the shareholders at a meeting thereof and shall not be effected by written consent. No director may be removed by the shareholders except for cause. The directors need not be residents of the State of New Jersey and the directors need not be shareholders of the Corporation. This subsection (a) of this Article Sixth shall not be amended, altered or repealed except by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE III APPROVAL OF AMENDMENTS.

      The Corporation has Nine Hundred Eighty-Six Thousand, Eight Hundred and Sixty-Seven (986,867) shares of Common Stock outstanding, the holders of which were entitled to vote to approve the Amendment. At the Corporation's Annual Meeting of Shareholders on April 30, 2003, the Shareholders approved the Amendments with Nine Hundred Forty-Eight Thousand Seventy (948,070) shares of Common Stock voting in favor of the Amendment. The number of shares of the Corporation's Common Stock voted against the Amendment was Seven Hundred Forty-Five (745).

ARTICLE IV EFFECTIVE DATE OF AMENDMENTS.

      The effective date of this Certificate of Amendment shall be the date on it is filed by or on behalf of the New Jersey Secretary of State.

                                              FOODARAMA SUPERMARKETS, INC.


                                        By:  /s/ Richard J. Saker
                                           -------------------------------------
                                             Richard J. Saker, President

Date: September 18, 2003


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